Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 22, 2011	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $711,177

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2011.

For the quarter ended June 30, 2011, net income totaled $711,177 or $0.19 per fully diluted share, compared with $550,773 or $0.14 per fully diluted common share earned during the second quarter of 2010.

Earnings for the three months ended June 30, 2011, are approximately 29.1 percent higher than for the same period in 2010. The increase results from a reduction in the provision for loan losses. The provision decreased from $254,485 in the second quarter of 2010 to a recapture of $279,825 in 2011. Over the past two years reserves were increased due to weakness in the economy that necessitated an increase in reserves associated with impaired loans. During the first half of 2011, the level of impaired loans has stabilized. Certain loans that were reserved in previous quarters were charged off resulting in an improvement of the credit quality of the loan portfolio. The reserve was further impacted by an increase in loans carrying government guarantees. At June 30, 2011, the guaranteed portion of loans equaled 20.2 percent of total loans compared to 18.1 percent at December 31, 2010. Net interest income decreased slightly from $2,159,740 in the second quarter of 2010 to $2,118,802 in 2011. A reduction in average loan balances from the second quarter of 2010 to 2011 contributed to this decrease. Asset yields decreased from 5.32 percent to 4.97 percent from 2010 to 2011 due to the change in earning asset mix. The cost of funds continued to decrease from 1.35 percent in the second quarter of 2010 to 1.14 percent in the second quarter of 2011. Noninterest income decreased 6.3 percent in 2011 primarily due to a reduction in gains on the sale of a government guaranteed loan. No such sales were made in 2011 after recording income of $32,865 in the second quarter of 2010. Noninterest expenses increased 10.1 percent from $1,637,115 in the second quarter of 2010, to $1,802,453 in 2011. Most of the increase is associated with write downs in the value of foreclosed assets and expenses incurred to maintain those assets. Foreclosed asset expense increased from $11,490 in the second quarter of 2010 to $120,908 in 2011.

Loan loss reserves were $4,468,475 or 2.76 percent of total loans as of June 30, 2011. Non-performing assets were 2.2 percent of total assets at June 30, 2011, compared to 1.72 percent on that date in 2010. At June 30, 2011, the allowance for loan loss reserves equals 56 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $228,344,483 as of June 30, 2011, an increase of 4.4 percent from $218,769,032 reported as of June 30, 2010. Total deposits were $187,550,998 at quarter-end 2011, a 5.6 percent increase from the $177,572,680 reported at the end of the second quarter of 2010. Net loans decreased 1.5 percent to $172,005,516, compared to $174,712,965 at June 30, 2010.

Net income for the six months ended June 30, 2011, was $1,263,368 or $0.33 per diluted share, compared to $780,549, or $0.20 per diluted share, for the same period in 2010.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2011	December 31 2010	June 30 2010
	(unaudited)		(unaudited)
Total assets	$228,344	$213,652	$218,769
Total loans	176,474	178,478	180,356
Investments	41,370	26,448	28,752
Deposits	187,551	173,960	177,573
Borrowed funds	9,100	9,450	9,950
Stockholders’ equity	29,845	28,644	29,157
Non-performing assets to total assets	2.22%	3.19%	1.72%
Loans past due more than 90 days to total loans	0.04%	0.00%	0.43%
Allowance for loan losses to total loans	2.53%	3.74%	3.13%
Book value per common share	$8.08	$7.73	$7.65

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Interest income	$2,670	$2,794	$5,411	$5,577
Interest expense	551	634	1,116	1,263
Net interest income	2,119	2,160	4,295	4,314
Provision for loan losses	(280)	255	(121)	1,204
Net interest income after provision for loan losses	2,399	1,905	4,416	3,110
Noninterest income	576	615	1,170	1,420
Noninterest expense	1,803	1,637	3,533	3,294
Net income before taxes	1,172	883	2,053	1,236
Provision for income taxes	461	332	790	455
Net income	711	551	1,263	781
Preferred stock dividend declared	46	66	91	129
Net income available to common shareholders	$665	$485	$1,172	$652
Basic net income per share	$0.21	$0.15	$0.37	$0.20
Diluted net income per share	$0.19	$0.14	$0.33	$0.20
Return on average total assets *	1.26%	1.01%	1.14%	0.72%
Return on average total equity *	9.60%	7.59%	8.62%	5.42%
Yield on average interest earning assets	4.97%	5.32%	5.16%	5.37%
Cost of funds	1.14%	1.35%	1.19%	1.36%
Net yield on average interest earning assets	3.95%	4.11%	4.10%	4.15%
Overhead efficiency ratio	66.89%	59.00%	64.65%	57.45%
Net charge-offs (recoveries)/average loans	(0.06)%	0.03%	1.16%	0.13%

*	annualized for all periods presented